Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Fourth Quarter and Full Year 2016 Results
and Provides Guidance for 2017

HOUSTON, February 27, 2017 (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Partnership”) today announces its financial and operating results for the fourth quarter and full year of 2016 and provides guidance for 2017.

Highlights

•	Full year 2016 production of 31.7 MBoe/d, at the high end of annual guidance.

•	Reported 2016 net income of $20.2 million and Adjusted EBITDA of $262.3 million.

•
Proved reserves at year-end 2016 totaled 63.4 MMBoe, an increase of 27% over prior year driven largely by development activity in the East Texas Haynesville/Bossier play, and were approximately 78% proved developed producing.

•	Fourth quarter 2016 production, net loss, and Adjusted EBITDA of 29.8 MBoe/d, $7.3 million, and $58.3 million, respectively.

•	Production for 2017 expected to average 35.0 - 37.0 MBoe/d, a 14% increase over 2016 average daily volumes at the mid-point of guidance.

•
Entered into a farmout agreement in February 2017 that will substantially reduce Black Stone’s future working interest capital requirements and generate additional royalty income, while facilitating continued development of the Partnership’s East Texas Haynesville/Bossier acreage.

Management Commentary

“Black Stone had a very solid 2016, and we are off to a strong start in 2017,” stated Thomas L. Carter, Jr., Black Stone Minerals’ President, Chief Executive Officer, and Chairman. “We grew production in 2016 by 11% and came in at the upper end of our production guidance, which we had increased mid-year, and we expect to deliver even greater growth in 2017. Our recent acquisitions have added to our core minerals positions in the Delaware, Midland, and Haynesville plays where we are seeing robust producer activity, and our recently announced farmout in East Texas will meaningfully reduce our working interest capital expenditures going forward and generate greater free cash flow for increased distributions.”

Mr. Carter continued, “Based on our current initiatives and our long-term outlook for our diverse mineral portfolio, we are confident that we will be able to fully replace the declining working interest production resulting from the farmout agreement with increasing royalty volumes, which will allow us to deliver long-term production and cash flow growth. We are well positioned to continue building long-term value for our unitholders.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported average production of 29.8 MBoe/d for the fourth quarter of 2016, representing an increase of 10% from the corresponding period in 2015. Mineral and royalty volumes made up 62% of the Partnership’s total reported volumes in the fourth quarter of 2016.

Reported volumes in the fourth quarter of 2016 were negatively impacted by production shut-ins estimated at 1.0 MBoe/d for the quarter related to offset completion work and processing plant downtime in the Haynesville Shale, as well as by a number of non-recurring items. The Partnership exited the year at a run-rate of approximately 31.5 MBoe/d, including the impact of shut-in wells.

Realized Prices, Revenues, and Net Loss

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $27.29 for the quarter ended December 31, 2016, an increase of 13% from $24.15 per Boe for the corresponding quarter last year.

Black Stone Minerals reported oil and gas revenues of $74.9 million in the fourth quarter of 2016, an increase of 24% from $60.2 million in the fourth quarter of 2015. The increase reflects higher reported production volumes as well as modestly higher commodity prices compared to the corresponding period in 2015.

The Partnership reported a loss on commodity derivative instruments of $24.2 million for the fourth quarter of 2016, which comprised a $5.6 million gain from realized settlements and a $29.8 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter.

Lease bonus and other income was $6.0 million for the fourth quarter of 2016, compared to $7.0 million for the same period last year.

The Partnership reported a net loss of $7.3 million for the quarter ended December 31, 2016, compared to a net loss of $49.7 million in the corresponding period in 2015. Adjusted EBITDA for the fourth quarter of 2016, which reflects the impact of the adverse production impacts mentioned earlier, was $58.3 million, as compared to $54.0 million for the fourth quarter of 2015.

2016 Proved Reserves

Estimated proved oil and natural gas reserves at year-end 2016 were 63.4 MMBoe, an increase of 27% from 49.8 MMBoe at year-end 2015, and were approximately 29% oil and 78% proved developed producing. The discounted net cash flow of proved reserves discounted at 10% (“PV-10”) was $603.0 million at the end of 2016 as compared to $555.0 million at year-end 2015.

Netherland Sewell & Associates, an independent petroleum engineering firm, prepared the estimate of Black Stone Minerals’ proved reserves and PV-10 at December 31, 2016 using reference prices of $42.75 per barrel of oil and $2.48 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission. These prices were adjusted for quality and market differentials, transportation fees, and in the case of natural gas, the value of natural gas liquids. A rollforward of proved reserves is presented in the summary financial tables following this press release.

Financial Position

As of December 31, 2016, Black Stone Minerals had $316.0 million outstanding under its credit facility. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility. The Partnership’s borrowing base at December 31, 2016 was $500 million. Black Stone’s regularly scheduled borrowing base redetermination is set for April 2017. As of February 27, 2017, $394.0 million was outstanding under the credit facility, which includes borrowings related to the consummation of recent acquisitions and the distribution payment related to the fourth quarter of 2016.

Fourth Quarter 2016 Distributions

As previously announced, the Board of Directors of the general partner approved a cash distribution of $0.2875 per common unit and $0.18375 per subordinated unit attributable to the fourth quarter of 2016. The quarterly distribution coverage ratio was approximately 1.1x for all classes of units (1.8x for common units). These distributions were paid earlier today.

Acquisition Activity

The Partnership closed several acquisitions totaling $141.1 million in 2016. These included the $87.6 million acquisition of diverse minerals from Freeport-McMoRan, the $34.0 million acquisition of mineral assets in the Wattenberg Field in Colorado, and two smaller transactions in the Midland Basin. Black Stone has completed multiple transactions to date in 2017 totaling approximately $58 million, with approximately $43 million and $15 million focused in the Delaware Basin and Haynesville/Bossier play, respectively. In one transaction, $11.8 million of the purchase price was paid in Black Stone Minerals’ common units, which marked the first time since going public the Partnership has directly used its equity in a transaction. Since its IPO in May of 2015, Black Stone has closed on approximately $260 million of acquisitions.

“We are off to a strong start on the acquisition front already in 2017. We’ve added acreage in the best part of the Delaware Basin, which we think is going to get developed very quickly. In the Haynesville, we’re having some success adding positions around acreage that we already control in East Texas. We think this will allow us to influence the development of those assets in a way that will accelerate drilling activity for the next several years,” commented Mr. Carter. “I am particularly pleased that we were able to use direct equity in an acquisition. Having a currency that provides diversification and liquidity in a tax-efficient manner for potential sellers was one of the reasons we went public, and I think we’ll be able to do more of this in the future.”

Farmout of Working Interests

On February 21, 2017, Black Stone announced it had entered into a farmout agreement that will reduce Black Stone’s future working interest capital expenditures and will generate additional royalty income through a retained overriding royalty interest. The farmout covers the Partnership’s working interests within an approximate 34,000 gross acre block in San Augustine County, Texas that is currently under development for the Haynesville/Bossier play. Black Stone expects the farmout agreement to reduce its capital obligations by approximately $30-$35 million in 2017 and by an average of $40-$50 million annually over the initial six years covered under the agreement.

Summary 2017 Guidance

Key assumptions in Black Stone Minerals' 2017 program are as follows:

FY 2017
Average daily production (MBoe/d)	35.0-37.0
Percentage oil	~25%
Percentage royalty interest	~60%

Lease bonus and other income ($MM)	$25 - $35

Lease operating expense	$18 - $22
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	13% - 15%
Exploration expense ($MM)	$0.5 - $1.5

G&A - cash ($MM)	$41.0 - $43.0
G&A - non-cash ($MM)	$25.0 - $27.0
G&A - TOTAL ($MM)	$66.0 - $70.0

DD&A ($/Boe)	$8.50 - $9.50

Working Interest Participation

Black Stone Minerals expects to invest approximately $50 to $60 million in its working interest participation program in 2017, the vast majority of which relates to opportunities in the East Texas Haynesville/Bossier play. Approximately $40 million relates to 13 wells that were spud in 2016 but will be completed in 2017. Those wells are not covered by the previously announced farmout agreement, which reduces Black Stone’s working interest by 80% in the Haynesville/Bossier play within certain areas in San Augustine County, Texas for wells spud after January 1, 2017. As a result of the farmout, the Partnership expects its annual capital investment related to these assets going forward to range from $10 million to $15 million, depending on the actual number of wells drilled and completed each year.

The Partnership’s working interest production is anticipated to average approximately 40% of total production in 2017, and decline thereafter to management's long-term target of less than 20%.

Hedge Position

The Partnership has commodity derivative contracts in place covering a substantial part of 2017’s anticipated production. Based on the guided volumes above, approximately 65% of expected oil volumes are hedged at prices averaging $55.18 per barrel, and approximately 75% of expected gas volumes are hedged at prices averaging $3.16 per Mcf. The Partnership has also added hedges covering portions of expected 2018 oil and natural gas production. More detailed information regarding the Partnership’s existing hedge position can be found in the Annual Report on Form 10-K for 2016, which is expected to be filed on or around March 1, 2017.

Subordinated Unit Conversion Outlook

Black Stone’s subordinated units first become eligible for conversion into common units on March 31, 2019. In recent discussions regarding the subordinated unit conversion, the Board of Directors has emphasized its belief in the critical importance of having a strong, growing common distribution as the Partnership exits the conversion period. Accordingly, management and the Board recognize that the subordinated units may need to be converted at a ratio of less than one-to-one to facilitate the continued growth of the common distribution and have agreed that decisions pertaining to the conversion of subordinated units will be made in the context of positioning the common units for future distribution growth.

Mr. Carter commented, “Our primary goal at Black Stone is to deliver long-term value to our unitholders, which we believe requires a growing common distribution. One of the factors affecting our ability to continue to grow common distributions, in addition to actual distributable cash flow, is the impact of the conversion of the subordinated units and the resulting number of total common units outstanding after conversion. While we are sensitive to the potential dilution of our subordinated unit holders if conversion takes place at less than a one-to-one ratio, we and the Board are placing a high priority on sustained common unit distribution growth.”

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2016 on Tuesday, February 28, 2017 at 9:00 a.m. Central Time. To join the call, participants should dial (877) 447-4732 and use conference code 58697648. A live broadcast of the call will also be available at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through March 31, 2017.

Upcoming Investor Relations Events

Members of management from Black Stone Minerals will also be participating in the following investor events:

•
EnerCom Dallas Investors Conference - March 2, 2017 in Dallas, Texas. Management will be participating in one-on-one meetings throughout the day and is scheduled to present at 10:05 a.m. Central time. A webcast for this presentation will be available in the Investors section of the BSM website.

•	Scotia Howard Weil 45th Annual Energy Conference - March 28, 2017 in New Orleans, Louisiana. Management will participate in one-on-one meetings throughout the day.

Updated presentation materials, if any, for the aforementioned events will be made available on the Black Stone Minerals website the day of the respective event.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States. The Partnership also owns and selectively participates as a non-operating working partner in established development programs, primarily on its mineral and royalty holdings. The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the Partnership’s ability to execute its business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on the Partnership’s properties;

•	regional supply and demand factors, delays, or interruptions of production;

•	the Partnership’s ability to replace its oil and natural gas reserves; and

•	the Partnership’s ability to identify, complete, and integrate acquisitions.

Black Stone Minerals, L.P. Contact

Brent Collins
Vice President, Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
REVENUE
Oil and condensate sales	$37,801	$36,954	$142,382	$163,538
Natural gas and natural gas liquids sales	37,130	23,219	122,836	116,018
Gain (loss) on commodity derivative instruments	(24,169)	32,838	(36,464)	90,288
Lease bonus and other income	5,950	7,029	32,079	23,080
TOTAL REVENUE	56,712	100,040	260,833	392,924
OPERATING (INCOME) EXPENSE
Lease operating expense	4,576	5,043	18,755	21,583
Production costs and ad valorem taxes	12,163	9,517	35,464	35,767
Exploration expense	2	578	645	2,592
Depreciation, depletion, and amortization	22,833	20,884	102,487	104,298
Impairment of oil and natural gas properties	—	92,886	6,775	249,569
General and administrative	20,926	23,645	73,139	77,175
Accretion of asset retirement obligations	212	270	892	1,075
(Gain) loss on sale of assets, net	(21)	(4,853)	(4,793)	(4,873)
Other expense	—	1,593	—	1,593
TOTAL OPERATING EXPENSE	60,691	149,563	233,364	488,779
INCOME (LOSS) FROM OPERATIONS	(3,979)	(49,523)	27,469	(95,855)
OTHER INCOME (EXPENSE)
Interest and investment income	5	12	656	58
Interest expense	(2,774)	(888)	(7,547)	(6,418)
Other income	(538)	669	(390)	910
TOTAL OTHER EXPENSE	(3,307)	(207)	(7,281)	(5,450)
NET INCOME (LOSS)	(7,286)	(49,730)	20,188	(101,305)
NET (INCOME) LOSS ATTRIBUTABLE TO PREDECESSOR	—		—	(450)
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS SUBSEQUENT TO INITIAL PUBLIC OFFERING	(3)	1,123	12	1,260
DISTRIBUTIONS ON REDEEMABLE PREFERRED UNITS SUBSEQUENT TO INITIAL PUBLIC OFFERING	(1,324)	(2,739)	(5,763)	(7,522)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS SUBSEQUENT TO INITIAL PUBLIC OFFERING	$(8,613)	$(51,346)	$14,437	$(108,017)
ALLOCATION OF NET INCOME (LOSS) SUBSEQUENT TO INITIAL PUBLIC OFFERING ATTRIBUTABLE TO:
General partner interest	$—	$—	$—	$—
Common units	326	(25,824)	24,669	(54,326)
Subordinated units	(8,939)	(25,522)	(10,232)	(53,691)
	$(8,613)	$(51,346)	$14,437	$(108,017)
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.01	$(0.27)	$0.26	$(0.56)
Weighted average common units outstanding (basic)	95,725	96,182	96,073	96,182
Per subordinated unit (basic)	$(0.10)	$(0.27)	$(0.11)	$(0.56)
Weighted average subordinated units outstanding (basic)	95,180	95,057	95,138	95,057
Per common unit (diluted)	$0.01	$0.27	$0.26	$(0.56)
Weighted average common units outstanding (diluted)	95,895	96,182	96,439	96,182
Per subordinated unit (diluted)	$(0.10)	$0.27	$(0.11)	$(0.56)
Weighted average subordinated units outstanding (diluted)	95,180	95,057	95,394	95,057
DISTRIBUTIONS DECLARED AND PAID SUBSEQUENT TO INITIAL PUBLIC OFFERING:
Per common unit	$0.2875	$0.2625	$1.1000	$0.4240
Per subordinated unit	$0.1838	$0.2625	$0.7350	$0.4240

The following table shows the Partnership’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)[1]	832	897	3,680	3,565
Natural gas (MMcf)[1]	11,484	9,572	47,498	41,389
Equivalents (MBoe)	2,746	2,492	11,596	10,463
Revenue:
Oil and condensate sales	$37,801	$36,954	$142,382	$163,538
Natural gas and natural gas liquids sales	37,130	23,219	122,836	116,018
Gain (loss) on commodity derivative instruments	(24,169)	32,838	(36,464)	90,288
Lease bonus and other income	5,950	7,029	32,079	23,080
Total revenue	$56,712	$100,040	$260,833	$392,924
Realized prices:
Oil and condensate ($/Bbl)	$45.43	$41.20	$38.69	$45.87
Natural gas ($/Mcf)[1]	$3.23	$2.43	$2.59	$2.80
Equivalents ($/Boe)	$27.29	$24.15	$22.87	$26.72
Operating expenses:
Lease operating expense	$4,576	$5,043	$18,755	$21,583
Production costs and ad valorem taxes	12,163	9,517	35,464	35,767
Exploration expense	2	578	645	2,592
Depreciation, depletion, and amortization	22,833	20,884	102,487	104,298
Impairment of oil and natural gas properties	—	92,886	6,775	249,569
General and administrative	20,926	23,645	73,139	77,175
Other expense:
Interest expense	2,774	888	7,547	6,418
Per Boe:
Lease operating expense (per working interest Boe)	4.35	7.11	4.62	4.32
Production costs and ad valorem taxes	4.43	3.82	3.06	3.42
Depreciation, depletion, and amortization	8.32	8.38	8.84	9.97
General and administrative	7.62	9.49	6.31	7.38

[1]
As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and cash available for distribution are non-GAAP supplemental financial measures used by Black Stone Minerals’ management and external users of the Partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

Black Stone Minerals defines EBITDA as net income (loss) before interest expense, income taxes and depreciation, depletion, and amortization. Black Stone Minerals defines Adjusted EBITDA as EBITDA adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains/losses on commodity derivative instruments, and non-cash equity-based compensation. Black Stone Minerals defines cash available for distribution as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures, capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.

EBITDA, Adjusted EBITDA, and cash available for distribution should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP as measures of the Partnership’s financial performance. EBITDA, Adjusted EBITDA, and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. The Partnership’s computation of EBITDA, Adjusted EBITDA, and cash available for distribution may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA, and cash available for distribution to net income, the most directly comparable GAAP financial measure, for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited) (In thousands)		(Unaudited) (In thousands)
Net income (loss)	$(7,286)	$(49,730)	$20,188	$(101,305)
Adjustments to reconcile to Adjusted EBITDA:
Add:
Depreciation, depletion and amortization	22,833	20,884	102,487	104,298
Interest expense	2,774	888	7,547	6,418
EBITDA	18,321	(27,958)	130,222	9,411
Add:
Impairment of oil and natural gas properties	—	92,886	6,775	249,569
Accretion of asset retirement obligations	212	270	892	1,075
Equity-based compensation[1]	10,018	4,948	43,138	18,000
Unrealized loss on commodity derivative instruments	29,738	—	81,253	—
Less:
Unrealized gain on commodity derivative instruments	—	(16,145)	—	(27,063)
Adjusted EBITDA	58,289	54,001	262,280	250,992
Adjustments to reconcile to cash generated from operations:
Add:
Restructuring charges	—	4,208	—	4,208
Incremental general and administrative related to initial public offering	—	353	—	1,303
Loss on sales of assets, net	—	—	—	—
Less:
Change in deferred revenue	(695)	(76)	(870)	(660)
Cash interest expense	(2,497)	(677)	(6,676)	(5,483)
Gain on sales of assets, net	(21)	(4,853)	(4,793)	(4,873)
Estimated replacement capital expenditures[2]	(3,750)	—	(11,250)	—
Cash generated from operations	51,326	52,956	238,691	245,487
Less:
Cash paid to noncontrolling interests	(28)	(41)	(111)	(208)
Redeemable preferred unit distributions	(1,324)	(2,739)	(5,763)	(11,562)
Cash generated from operations available for distribution on common and subordinated units and reinvestment in our business	$49,974	$50,176	$232,817	$233,717

1 On April 25, 2016, the Compensation Committee of the Board approved a resolution to change the settlement feature of certain employee long-term incentive compensation plans from cash to equity. As a result of the modification, $10.1 million of cash-settled liabilities were reclassified to equity-settled liabilities during the second quarter of 2016.
2 On August 3, 2016, the Board established a replacement capital expenditures estimate of $15.0 million for the period of April 1, 2016 to March 31, 2017. There was no established estimate of replacement capital expenditures prior to this period.

Proved Oil & Gas Reserve Quantities

A rollforward of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2015	15,842	203,675	49,788
Revisions of previous estimates	3,007	29,024	7,844
Purchases of minerals in place	1,322	5,683	2,269
Extensions, discoveries, and other additions	1,877	79,455	15,120
Production	(3,680)	(47,498)	(11,596)
Net proved reserves at December 31, 2016	18,368	270,339	63,425
Net Proved Developed Reserves
December 31, 2015	15,497	174,555	44,590
December 31, 2016	18,150	223,057	55,327
Net Proved Undeveloped Reserves
December 31, 2015	345	29,120	5,198
December 31, 2016	218	47,282	8,098